GPS Money Management, Inc. (GPS) Executive Park
1207 Route 9, Suite 10 Wappingers Falls, New York 12590

Code of Ethics

GPS provides investment advice and management to clients. GPS holds a limited power of attorney to act on a discretionary basis with client funds.

Rule 204A-1 under the Advisers Act requires registered investment advisers to adopt codes of ethics.  Each adviser's code of ethics must  set forth a standard of business conduct that the adviser requires of all its supervised persons. A code of ethics should set out ideals for ethical conduct premised on fundamental principals of openness, integrity, honesty, and trust. A good code of ethics should effectively convey to employees the value the advisory firm places on ethical conduct, and should challenge employees to live up not only to the letter of the law, but also to the ideals of the organization.

Codes of Ethics require all Access persons to:

i.
Act with integrity, competence, dignity, and in an ethical manner when dealing with the public, clients, prospects, employers and employees, colleagues in the investment profession, and other participants in the global capital markets;

ii.	Place the interests of clients, the interests of their employer, and the integrity of the investment profession above their own personal interests;
iii.	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession;
iv.	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals;
v.	Promote the integrity of, and uphold the rules governing, global capital markets;
vi.
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

Investment adviser codes of ethics, at a minimum, include: (1) A standard (or standards) of business conduct required of your supervised persons, which standard must reflect fiduciary obligations of the advisor and supervised persons; (2) Provisions requiring your supervised persons to comply with applicable federal securities laws; (3) Provisions that require all of your "access persons" to report, and you to review, their personal securities transactions and holdings periodically; (4) Provisions requiring supervised persons to report any violations of your code of ethics promptly to your chief compliance officer or, provided your chief compliance officer also receives reports of all violations, to other persons you designate in your code of ethics; and (5) Provisions requiring you to provide each of your supervised persons with a copy of your code of ethics and any amendments, and requiring your supervised persons to provide you with a written acknowledgement of their receipt of the code and any amendments.

A code of ethics must also require access persons to obtain approval before directly or indirectly acquiring beneficial ownership in any security in an initial public offering or private placement.

(1)	Provisions requiring your Access persons to comply with applicable federal securities laws:

This must be explicitly stated in the Code of Ethics. Access persons must understand and comply with all applicable laws, rules, and regulations of any government, governmental agency, regulatory organization, licensing agency, or professional association governing professional activities. They must not knowingly participate or assist in, and must dissociate themselves from, any violation of such laws, rules or regulations.

(2)	Reporting of Personal Securities Trading

Each adviser's code of ethics must require an adviser's "access persons" to periodically report their personal securities transactions and holdings to the adviser's chief compliance officer or other designated persons.

Pre-Clearance Initial and Annual Holdings Reports

The code of ethics must require a complete report (brokerage statements are OK) of each access person's securities holdings, at the time the person becomes an access person and at least once a year thereafter. The holdings reports must be current as of a date not more than 45  days prior to the individual becoming an access person (initial report) or the date the report is submitted (annual report).

An access person can satisfy the initial or annual holdings report requirement by timely filing and dating a copy of a securities account statement listing all their securities holdings, if the statement provides all information required by the rule and the code of ethics.   Similarly, if a supervised person has previously provided such statement to the adviser, or has previously been reporting or supplying brokerage confirms for all securities transactions and the adviser has maintained them as a composite record containing all the requisite information, the access person can satisfy the initial or annual holdings report requirement by timely confirming the accuracy of the statement or composite in writing. These written acknowledgements may be made electronically.

Rule 204A-1 does not, however, permit an access person to avoid filing an initial or annual holdings report simply because all information has been provided over a period of time in various transaction reports (confirmations). One reason for requiring a holdings report is so that the adviser's compliance personnel and SEC examiners have ready access to a "snapshot" of the access person's holdings and are not required to piece the information together from transaction reports.

Although the SEC is not adopting a proposed requirement that advisers maintain these records electronically, they "have strong  expectations that most advisers will need to maintain these records electronically in order to meet their responsibilities to review these records and monitor compliance with their codes."

See Procedures Manual for employee holdings restrictions. We require all employee's initial holdings and annual reports as of Dec. 31.

Review of Reports

The code of ethics must also require the adviser to review holding and transaction reports. Review of personal securities holding and transaction reports should include an assessment of whether the access person followed required internal procedures, and:

i.	Compare the personal trading to any restricted lists
ii.
Assess whether the access person is trading for his own account in the same securities he is trading for clients, and if so, whether the clients are receiving terms as favorable as the access person takes for himself;

iii	Periodically analyze the access person's trading for patterns that may indicate abuse, including market timing;
iv.	Investigate any substantial disparities between the quality of performance the access person achieves for his own account and that he achieves for clients; and
v.
Investigate any substantial disparities between the percentage of trades that are profitable when the access person trades for his own account and the percentage that are profitable when he places trades for clients.

vi.	Political Contribution Pre-Approval Form
vii.	Broker Statement Request Form
viii.	Pre-Clearance of Outside Business Activity
ix.	Personal Trade Request Form (PTR)
x.	Initial & Annual Holdings Reports
xi.	Political Contributions
xii.	Compliance Calendar
xiii.	Sample Investment Committee Meeting Agenda

(3)	Reporting Violations

Under rule 204A-1, each adviser's code of ethics must require prompt internal reporting of any violations of the code. Violations must be reported to the adviser's chief compliance officer.

(4)	Educating Employees about the Code of Ethics

An adviser's Code of Ethics must require the adviser to provide each supervised person with a copy of the Code of Ethics and any amendments.  The code must also require each supervised person to acknowledge, in writing, his receipt of those copies.

Recordkeeping: Rule 204-2(a)(13) requires advisers to keep a record of the names of their access persons, the holdings and transaction reports made by access persons, and records of decisions approving access persons' acquisition of securities in IPOs and limited offerings.

The standard retention period required for books and records under rule 204-2 is five years, in an easily accessible place, the first two years in an appropriate office of the investment adviser. Codes of ethics must be kept for five years after the last date they were in effect. Supervised person acknowledgements of the code must be kept for five years after the individual ceases to be a supervised person. Similarly, the list of access persons must include every person who was an access person at any time within the past five years, even if some of them are no longer access persons of the adviser.

Amendment to Form ADV: Part II of Form ADV requires advisers to describe their codes of ethics to clients and, upon request, to furnish clients with a copy of the code of ethics.